Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Construction Partners, Inc. of our reports dated November 25, 2024, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Construction Partners, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Construction Partners, Inc. for the year ended September 30, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Birmingham, Alabama

August 15, 2025